The ongoing turbulence in the financial markets has generated a number of questions from our members about the FHLB Des Moines’ access to funding and ability to meet our members’ credit needs. We believe that we have a strong capital position, ample liquidity, and contingency plans in place to enable us to continue to meet all of our members’ funding needs.

Since the onset of the credit crisis we have reached record levels in supporting our members with needed funding and liquidity.  In the quarter just ended, for example, our par value of total advances to members increased 39%, from $45.6 billion as of June 30, 2008, to $63.5 billion as of September 30, 2008.  Our capital stock totaled $3.8 billion as of September 30, 2008, up 27% from $3.0 billion at June 30, 2008.  The Bank will issue complete third quarter results on or about November 12.

As a Federal Home Loan Bank, our primary source of liquidity is the issuance of FHLB consolidated obligations in the capital markets. In addition, we maintain contingent sources of liquidity, and as you are aware, on September 7, 2008, the U.S. Treasury extended a back-up credit facility to all of the housing GSEs. The Federal Reserve also announced that it will begin purchasing short-term debt obligations of Fannie Mae, Freddie Mac, and the FHLBs in the secondary market.

As we communicated to you via a letter on September 9, 2008, we maintain robust credit and collateral policies and procedures.  Those measures are in place to ensure that the FHLB Des Moines operates safely and soundly and can meet our members’ credit needs in a host of economic and financial cycles.  As you may have also noticed, our advance rates have been unusually volatile.  This is a reflection of interest rates in the LIBOR-indexed markets in which we do most of our debt issuance.

The challenges for our industry and our economy are as serious as many of us have ever faced. Our overall economic situation is dynamic, and there remain many unresolved issues affecting the banking and financial services industry. Maintaining your access to liquidity and funding, however, is the primary reason the Federal Home Loan Banks exist. We have served this mission for the past 75 years, and we continue to do so even in these turbulent times.

Please feel free to contact your FHLB Des Moines calling officer, me, or any member of our executive team with any questions or concerns.

Sincerely,

Richard S. Swanson
President and CEO